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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C., 20549

                                    Form 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (date of earliest event reported): January 27, 1997



                            P. H. Glatfelter Company
             (Exact name of registrant as specified in its charter)



   Pennsylvania                       1-3560                      23-0628360
 (State or other                   (Commission                 (I.R.S. Employer
 jurisdiction of                  File Number)                Identification No.
 incorporation)



       Spring Grove, Pennsylvania                                    17362
(Address of principal executive offices)                           (Zip Code)



       Registrant's telephone number, including area code: (717) 225-4711



                                 Not Applicable
          (Former name or former address, if changed since last report)




This document contains four (4) pages.


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Item 5.     Other Events.


            On January 27, 1997, the Registrant issued the following press release:

SPRING GROVE, PA JANUARY 27, 1997: P.H. Glatfelter Company's earnings per common share for the fourth quarter of 1996 were $.40 compared to $.39 for the same period in 1995. Net income for the quarter was $16,916,000, slightly below the $17,186,000 recorded for the like period in 1995. Earnings per share for the 1996 period were about 3% above the 1995 period due to fewer shares outstanding as a result of the Company continuing to buy back common stock under its share repurchase program. The Company's results are outstanding when considering the poor condition of the paper markets in general during the past quarter. Net sales for the fourth quarter of 1996 were $141,314,000 compared to $141,022,000 experienced in the 1995 period as higher volume was offset by lower prices for printing papers.

For the year 1996, net income and earnings per common share were $60,399,000 and $1.41, respectively, as compared to $65,828,000 and $1.49 for 1995. Net sales decreased 9% to $566,084,000 from $623,709,000 in 1995. The Company is pleased with the financial results for 1996 as compared to 1995 as they compare most favorably to those of its competitors. The results again show how the specialty nature of the Company's products distinguishes P.H. Glatfelter from other paper companies.

Many challenges were presented in 1996 for companies that participate in the printing paper portion of the industry. Demand for printing paper products was slow early in the year, improved in the second and third quarters, and then slowed again in the fourth quarter. Pricing for printing papers declined during the year. Demand and pricing for the Company's printing papers, specifically, papers sold to the book publishing industry, held up better than the rest of the printing paper market. Demand and pricing for tobacco and other specialty products were not impacted by the softer printing paper market and remained relatively constant during the year.

As the Company looks into the first part of 1997, it sees continued slow demand and pricing pressure within the printing paper markets. The Company believes demand will improve during the second half of the year and that some price relief may occur during the last six months. Demand and pricing for tobacco and other specialty papers is expected to remain relatively stable throughout the year. The Company is well positioned to capitalize on an improving printing paper market; its focus on


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niche markets and specialized products will continue to set it apart from other paper companies.

                             Three Months Ended
                                December 31                 Year Ended December 31
                           1996             1995             1996             1995
                       ------------     ------------     ------------     ------------
Net Sales              $141,314,000     $141,022,000     $566,084,000     $623,709,000

Net Income             $ 16,916,000     $ 17,186,000     $ 60,399,000     $ 65,828,000

Earnings per
   Common Share        $        .40     $        .39     $       1.41     $       1.49



                  SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands except per share amounts)

                         Three Months Ended
                             December 31         Year Ended December 31
                         1996         1995         1996         1995
                       --------     --------     --------     --------
Net Sales              $141,314     $141,022     $566,084     $623,709

Income before
   income taxes          26,571       27,641       97,905      107,612

Income taxes -
   current and
   deferred               9,655       10,455       37,506       41,784

Net Income               16,916       17,186       60,399       65,828

Earnings per
   common share        $    .40     $    .39     $   1.41     $   1.49

Number of shares
   used in per
   share calculation     42,708       43,863       42,910       44,259


The Board of Directors has authorized the repurchase in the open market or in privately negotiated transactions of up to 12,000,000 shares of the Company's common stock in the aggregate. Under these authorizations, as of December 31, 1996, the Company had repurchased 11,085,303 shares.


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                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          P. H. GLATFELTER COMPANY
                                          --------------------------------------
                                                   (Registrant)


Date:  February 18, 1997                  By  /s/ R. P. Newcomer
                                             -----------------------------------
                                             R. P. Newcomer
                                             Senior Vice President,
                                             Treasurer and Chief
                                             Financial Officer


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